Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement is made this twenty-fourth day of April between Provident Bank and Enos K. Fry.

Purpose:	To benefit from the expertise and background of Mr. Fry after he retires from Provident Bank. Mr. Fry’s experience and significant presence in the Washington Metro business community makes him uniquely qualified to assist Provident in continuing to grow the business in that region.

Services:	Mr. Fry will provide consulting services for approximately 1,000 hours per year. Business development activities as well as customer interface will be Mr. Fry’s primary focus.

Compensation:	Mr. Fry will be paid $115,000 per year. His post retirement benefits remain the same.

Term:	The initial term of consulting services under this agreement will be a period commencing on the date of Mr. Fry’s retirement. At the end of twelve months the agreement will be evaluated. If Provident and Mr. Fry desire, the agreement will be renewed for an additional twelve months.

Termination:	This agreement can be terminated at any time by Provident Bank or Mr. Fry. This agreement constitutes the full and complete agreement of the parties and it may be modified or amended only by a written instrument signed by the parties.

Date: April 25, 2006	/s/ Enos K. Fry
Enos K. Fry

Date: April 25, 2006	/s/ Gary N. Geisel
Gary N. Geisel